Exhibit 99.1
Energy Recovery Announces Share Repurchase Program

SAN LEANDRO, Calif. — Nov. 18, 2024 — Energy Recovery, Inc. (Nasdaq: ERII) today announced that its Board of Directors approved a share repurchase program to purchase up to $50 million of the company's outstanding common stock over the next 12 months, beginning in November 2024.

“With our strategic plan, or Playbook, complete we now have a clear picture of the capital required to fund our growth,” said Energy Recovery's President and CEO David Moon. “As such, we are happy to return a large portion of our cash to shareholders. We are in the fortunate position of being able to provide our shareholders with both strong business growth, as well as generous capital return.”

Under the newly authorized repurchase program, purchases of shares of common stock may be made from time to time through open market trades, block trades and/or privately negotiated transactions, in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be at management’s discretion and depend on a variety of factors, including business, economic and market conditions, regulatory requirements, prevailing stock prices and other considerations. The share repurchase program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time without prior notice.

Payment for shares repurchased under the program will be funded using the Company's cash on hand.
About Energy Recovery
Energy Recovery is a trusted global leader in energy efficiency technology. Building on our pressure exchanger technology platform, we design and manufacture reliable, high-performance solutions that generate cost savings, increase energy efficiency, and reduce carbon emissions across several industries. With a strong foundation in the desalination industry, Energy Recovery has delivered transformative solutions that increase operational efficiency and environmental sustainability to our customers worldwide for more than 30 years. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing and R&D facilities in California, with sales and on-site technical support available globally.

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